Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 18, 2019

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (“Parent”), in connection with the proposed merger (“Topco Merger”) of Leaf Holdco Property Trust, a Maryland real estate investment trust (“New Liberty Holdco”), with and into Lambda REIT Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Prologis Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of October 27, 2019 (as amended or supplemented through the date hereof, the “Agreement”), by and between Parent, Prologis Merger Sub, Prologis, L.P., a Delaware limited partnership (“Parent OP”), Lambda OP Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP (“Prologis OP Merger Sub” and, together with Parent, Parent OP and Prologis Merger Sub, the “Parent Parties”), Liberty Property Trust, a Maryland real estate investment trust (the “Company”), New Liberty Holdco, and Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Partnership” and, together with the Company and New Liberty Holdco, the “Company Parties”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.  At your request, in connection with the effectiveness of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Parent, including the proxy statement/prospectus forming a part thereof, relating to the Topco Merger, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Company Merger Effective Time and Topco Merger Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Topco Merger will qualify as a statutory merger under the relevant provisions of MRL and MLLCA, and (vi) Parent, Merger Sub, the Company, New Liberty Holdco and their respective subsidiaries will treat the Topco Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.  If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different

Prologis, Inc.

December 18, 2019

from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Topco Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform Parent of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Topco Merger and therefore is prospective and dependent on future events.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz